Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into and dated as of March 14, 2008, between Semiconductor Components Industries, LLC (“SCI”), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and Bob Klosterboer (the “Executive”).

1.	Employment, Duties and Agreements.

(a) The Executive shall be employed by SCI, by its parent, ON Semiconductor Corporation (“Parent”), or by any of the direct or indirect subsidiaries of Parent (SCI, Parent and any or all of the direct or indirect subsidiaries of Parent being referred to collectively herein as the “Company”) as the Senior Vice President, Custom and Foundry, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period described in Section 3 hereof (the “Employment Period”). The Executive’s employment may be transferred, assigned or re-assigned to or among any of the entities comprising the Company, and such transfer, assignment or re-assignment shall not constitute a termination of employment or “Good Reason” (as defined below) for the Executive’s termination of employment under this Agreement. The Executive shall report to the Office of the Chief Executive Officer of the Company (the “Office of the CEO”) and shall have such duties and responsibilities as the Office of the CEO may reasonably determine from time to time as are consistent with the Executive’s position as Senior Vice President. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Office of the CEO and all applicable policies and rules of the Company.

(b) The offer of employment described in this Agreement is contingent and conditioned on the successful closing of the transaction with AMIS Holdings, Inc. announced by the Company on December 13, 2007 (the “AMIS Transaction”). In addition, this offer of employment is contingent upon: (i) unless a valid and satisfactory urinalysis drug test is on file with AMIS Holdings, Inc. and such is made available to the Company or confirmed to the Company to its satisfaction, Executive’s successful completion of a urinalysis drug test (i.e., negative result) in accordance with the Company’s policy on drug testing to be taken within 48 hours of receipt of the Executive’s New Hire Packet; (ii) unless a valid and satisfactory background investigation is on file with AMIS Holdings, Inc. and such is made available to the Company or confirmed to the Company to its satisfaction, the Company’s completion of a satisfactory background investigation; (iii) Executive’s delivery to the Company of satisfactory proof of identity and eligibility to work in the United States; and (iv) the approval of the employment terms contained in this Agreement by the Board of Directors of the Parent and/or, as appropriate, by its Compensation Committee (both or either herein may be referred to as the “Board”).

(c) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(d) During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, member of a board of directors, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

(e) The Company has a Code of Business Conduct (“Code”) which sets forth its principles of business conduct as well as its commitment to adherence to the highest standards of such principles. The Company expects every employee to follow these principles and to read and adhere to the Code. Within 15 days of Executive’s first day of employment, he will be required to complete an on-line training session on the Code and provide written acknowledgement that he completed the course and agrees to abide by the Code.

(f) The Executive’s employment with the Company will commence at the Pocatello, Idaho Facility. The Company expects that it will require the Executive to relocate his primary residence to the Phoenix, Arizona metropolitan area and to work in the Company’s Phoenix headquarters, with such relocation to occur at a time determined by the Company within a period of two years following the commencement of the Employment Period, and the Executive agrees to such relocation.

2.	Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $290,000 per annum (the “Base Salary”). The Board and/or its Compensation Committee shall review the Executive’s Base Salary from time to time.

(b) In addition to the Base Salary during the Employment Period, the Executive shall be eligible to participate in the bonus program established and approved by the Board (the “Program”) and, pursuant to the Program, the Executive may earn a bonus (the “Bonus”) on an annual or other performance period basis (a “Performance Cycle”) of up to 50% of Base Salary paid during the applicable Performance Cycle or an additional amount as approved by the Board under the Program and in each case based on certain performance criteria; provided that the Executive is actively employed by the Company on the date the Bonuses are paid under the Program, except as provided in Section 5(a) herein. The Bonus may be paid annually or more frequently depending upon the Performance Cycle, as determined by the Board and pursuant to the Program. The Bonus will be specified by the Board, and the Bonus will be reviewed at least annually by the Board. Unless otherwise provided by the Board, the Executive shall be eligible to participate in the first Performance Cycle of the Program during which the Employment Period begins only if the Employment Period begins during the first ninety (90) days of such Performance Cycle.

(c) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other senior executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(d) Upon approval by the Board as soon as reasonably practicable following Executive’s actual commencement of employment, Executive will be granted:

(i) an award of 25,000 performance-based restricted stock units (the “PBRSU Award”) pursuant to the ON Semiconductor Corporation 2000 Stock Incentive Plan (“2000 SIP”) that will vest and become payable in full upon the achievement of specified performance goals to be determined by the Company after the closing of the transaction with AMIS Holdings, Inc.

(ii) a stock option (the “Option”) for the purchase of 60,000 shares of the common stock of ON Semiconductor Corporation at an exercise price per share equal to the fair market value of a share of such common stock as of the grant date (which is generally expected to be the first Monday of the month following the Board’s approval of the Option), as determined under the 2000 SIP. The Option will generally vest in 25% increments over a four (4) year period beginning on the first anniversary of the grant date and each subsequent anniversary of the date of grant, subject to Executive’s continued employment with the Company on such date.

The PBRSU Award and the Option will be subject to additional terms and conditions under the 2000 SIP and separate performance-based restricted stock unit award and stock option agreements, which Executive will be required to execute as a condition of each such award.

(e) During the Employment Period, the Company shall provide the Executive with a car allowance of $1,200.00 per month.

(f) During the Employment Period, the Company shall reimburse the Executive up to $10,000.00 annually for actual financial planning expenses.

(g) During the Employment Period, the Executive shall be entitled to accrue at least four (4) weeks of paid vacation time for each calendar year in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(h) During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(i) The Company will reimburse the Executive for reasonable expenses associated with the relocation of the Executive and his immediate family to the Phoenix, Arizona metropolitan areas, as required by Section 1(f). All relocation expense reimbursements will be made in accordance with the Company’s relocation policy applicable to its senior executives.

Any reimbursement Executive is entitled to receive pursuant to subsections (e), (f), (h) and (i) above shall (i) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred; (ii) not affect any other expenses that are eligible for reimbursement in any other calendar year, and (iii) not be subject to liquidation or exchange for another benefit.

3.	Employment Period.

The Company shall employ Executive on the terms and subject to the conditions of this Agreement commencing as of the date of the closing of the AMIS Transaction. Executive shall be considered an “at-will” employee, which means that Executive’s employment may be terminated by the Company or by the Executive at any time for any reason or no reason at all. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” The Executive’s employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder with or without reasonable accommodation for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period the Executive shall not have returned to the performance of his duties on a full-time basis.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) the failure by the Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) the Executive’s willful misconduct or gross negligence which is materially injurious to the Company; and (iv) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to the Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause (except for a termination under (ii) of the above definition of Cause), the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e) Voluntarily. The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below).

(f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company, (ii) reducing the Executive’s Base Salary while at the same time not proportionately reducing the salaries of the other executive officers of the Company, or (iii) a material and continued diminution of the Executive’s duties and responsibilities hereunder; provided that in either (i), (ii), or (iii) above, the Executive shall notify the Company within thirty (30) days after the event or events which the Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a thirty (30) day period after delivery of such notice to cure such breach or diminution.

4.	Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, provided that the

Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than three months after the Notice of Termination is delivered to the Company, (iv) if the Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after Notice of Termination, and (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5.	Termination Payments.

(a) Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein), the Executive shall be entitled to: (i) any accrued but unused vacation, (ii) Base Salary through the Date of Termination (to the extent not theretofore paid), (iii) the continuation of Base Salary for twelve (12) months following the Date of Termination which, subject to the restriction set forth below, shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time, (iv) any earned but not paid Bonus for the Performance Cycle immediately preceding the Date of Termination, and (v) a pro-rata portion of the Bonus, if any, for the Performance Cycle in which the Date of Termination occurs (based on the achievement, as determined by the Company in its sole discretion, of the applicable performance criteria and related to the applicable Performance Cycle as described in Section 2(b)). In addition, in the event of a termination by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein): (1) if the Executive was covered under the Company’s group health plan at the time of his or her termination without Cause and elects to continue coverage under the Company’s group health plans pursuant to his or her rights under COBRA, the Company shall pay the Executive’s COBRA continuation premiums until the earlier of (x) the date the Executive receives group health benefits from another employer or (y) the one-year anniversary of the Date of Termination; and (2) the Company will provide the Executive with outplacement services from vendors designated by the Company for a period of six (6) months following the Date of Termination, not to exceed $5,000.00. Notwithstanding the foregoing, the amount of payment set forth in (iii) above during the six-month period following the Date of Termination shall not exceed the severance pay exception limitation amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (any amount subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the Date of Termination). If the Company determines in good faith that the separation pay exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) does not apply as of the Date of Termination, the amount set forth in (iii) above shall be paid (a) in an initial lump sum equal to six months’ Base Salary (net of applicable taxes and withholdings) on the six-month anniversary of the Date of Termination and (b) thereafter in installments in accordance with the Company’s ordinary payroll practices. The amounts set forth in (i) and (ii) above, shall be paid in accordance with applicable law on the Date of Termination. The amounts set forth in (iv) and (v) above shall be paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant performance period at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance period ending on December 31 before January 1 or after March 15 of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). Notwithstanding the foregoing, the payments and benefits provided in (iii), (iv) and (v) above (v) above, as well as the COBRA and outplacement benefits described in this Section 3(a), are subject to and conditioned upon the Executive executing a confidential general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, which release has become effective and irrevocable prior to the applicable payment date, and such payments and benefits are subject to and conditioned upon the Executive’s compliance with the restrictive covenants provided in Sections 7 and 8 hereof. Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement.

(b) Cause, Disability, Death or Termination Voluntarily other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by (i) the Company for Cause, (ii) voluntarily by the Executive other than for Good Reason, or (iii) as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, on the Date of Termination the Executive’s accrued but unused vacation and his Base Salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 5(b), the Company shall have no additional obligations under this Agreement.

(c) Change in Control. In the event the Company terminates the Executive’s employment without Cause (including a deemed termination without Cause as provided in Section 3(f) herein) within two (2) years following a Change in Control (as defined herein), then, in addition to all other benefits provided to the Executive under Section 5(a) of this Agreement, notwithstanding any provision in any applicable award agreement between the Company and the Executive: (i) any outstanding but unvested portion of the Option described in Section 2(d) or any Assumed AMIS Options (as defined herein) shall vest upon the Date of Termination; (ii) the Option and any Assumed AMIS Options will remain fully exercisable until the first to occur of (1) the one-year anniversary of the Date of Termination, and (2) the tenth anniversary of the grant date of such option; and (iii) the PBRSU Award described in Section 2(d) and any Assumed AMIS RSUs (as defined herein) shall vest and become payable upon the Date of Termination to the extent not previously vested and paid. For purposes of this Agreement, (x) a “Change in Control” shall have the meaning set forth in the ON Semiconductor Corporation 2000 Stock Incentive Plan for “Change of Control;” (y) the “Assumed AMIS Options” shall mean the stock options granted to the Executive by AMIS and assumed by Parent pursuant to the AMIS Transaction; and (z) the “Assumed AMIS RSUs” shall mean the restricted stock unit awards granted to the Executive by AMIS and assumed by Parent pursuant to the AMIS Transaction.

6.	Legal Fees.

In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

7.	Non-Solicitation.

During the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company to perform services for any entity (other than the Company), or attempt to induce any such employee to leave the employment of the Company.

8.	Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) During the Employment Period and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information related to the Company. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. As a condition of employment, on Executive’s first day of employment, the Executive will execute the Company’s standard form of Confidentiality and Property Rights Agreement.

(b) The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of one year following the termination of his employment with the Company, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, member of a board of directors, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services for (whether or not for compensation) any Competitive Business. For purposes of this Section 8(b), the term “Competitive Business” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or governmental agency or political subdivision thereof that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business (as defined herein), anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located. For purposes of this Agreement, the “Business” shall mean the design, marketing and sale of power semiconductors or other products offered by the Company or its affiliates for use in electronic products, appliances and automobiles, and such other business as the Company may engage in from time to time.

(c) Upon the termination of the Employment Period, the Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company, which is of a confidential nature relating to the Company, or, without limitation, relating to any of its methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d) The Executive shall not defame or disparage the Company or its officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its officers, directors, members or executives.

9.	Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 or 8 hereof.

10.	Representations.

(a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

(b) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to this duties and responsibilities hereunder, other than with respect to the terms of the transaction with AMIS Holdings, Inc.

11.	Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Semiconductor Components Industries, LLC

Attention: General Counsel

5005 East McDowell Road

Phoenix, Arizona 85008

If to the Executive, to the address for the Executive on file with the Company at the time of the notice,

or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that, except as otherwise expressly stated in this Agreement, stock options and restricted stock units awards granted to the Executive shall be governed by the relevant plan and any other related grant or award agreement and any other related documents).

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)(i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.

(g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) The payments and other consideration to the Executive under this Agreement shall be made without right of offset.

(i) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Executive’s termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation that is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this subsection, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

(j) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law. Each party consents to the jurisdiction and venue of the state or federal courts in Phoenix, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(l) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Semiconductor Components Industries, LLC

/s/ KEITH JACKSON
Name:	Keith Jackson
Title:	Chief Executive Officer

I accept this offer of employment and acknowledge that it is contingent on the successful closing of the transaction between AMIS Holdings, Inc. and ON Semiconductor Corporation and my actual commencement of employment with the Company on the closing date.

Executive

/s/ BOB KLOSTERBOER
Bob Klosterboer